Exhibit 99.1

February 17, 2020
Gardner Denver Reports Fourth Quarter and Full Year 2019 Results

Fourth Quarter 2019 Highlights
•	Revenues of $606 million, down 14% from the prior year excluding the impact of foreign exchange (“FX”)
•	Reported net income of $26 million and adjusted net income of $77 million
•	Adjusted EBITDA of $135 million with a margin of 22.3%, with the Industrials and Medical segments each reporting strong year over year margin expansion
•	Generated $90 million in free cash flow; free cash flow to reported net income conversion of 347%
•
Received all required regulatory approvals that are a condition to closing for the pending transaction with Ingersoll- Rand plc’s Industrial segment, including approval from the European Commission; on track to close by February 29, 2020 with continued confidence in achieving the previously announced $250 million cost synergy target

2020 Guidance
•	Adjusted EBITDA to be within a range of $540 million to $570 million
•	Free cash flow to be within a range of $280 million to $300 million; free cash flow conversion to reported net income in excess of 100%

Milwaukee, WI (February 17, 2020) -- Gardner Denver Holdings, Inc. (NYSE: GDI) announced today fourth quarter and full year 2019 results.

Fourth quarter revenues of $606 million were down 15% compared to the prior year and down 14% excluding the impact of FX.  Net income in the quarter was $26 million, or $0.12 per share based on share count of 209 million, compared to prior year net income of $95 million, or $0.45 per share based on share count of 208 million.  Adjusted net income decreased 35% to $77 million, or $0.37 per share, compared to $119 million, or $0.57 per share, in the prior year.  Adjusted EBITDA was $135 million, down 29% compared to the prior year, and Adjusted EBITDA as a percentage of revenues finished at 22.3%.

In the fourth quarter, Gardner Denver generated $99 million of cash flow from operating activities and invested $9 million in capital expenditures, resulting in free cash flow of $90 million, compared to $126 million in the prior year.  Fourth quarter net debt to Adjusted EBITDA leverage improved to 2.0x, from 2.1x in the prior year.

Total revenues for 2019 were $2.5 billion, down 9% compared to the prior year and down 6% excluding the impact of FX.  Net income for the year was $159 million, or $0.76 per share based on share count of 209 million compared to prior year of $269 million, or $1.29 per share based on share count of 209 million.  Adjusted net income decreased 16% to $332 million, or $1.59 per share, compared to $395 million, or $1.89 per share, in the prior year.  Adjusted EBITDA was $565 million, down 17% compared to the prior year.  Adjusted EBITDA as a percentage of revenues decreased 230 basis points to 23.0% as compared to 25.3% in the prior year.  Gardner Denver generated $343 million of cash flow from operating activities in the year and invested $43 million in capital expenditures, resulting in free cash flow of $300 million, or 189% of reported net income.

Business Trends
“2019 was a solid year for Gardner Denver as we remained focused on our strategy in the midst of challenging market conditions,” said Vicente Reynal, Chief Executive Officer.  “Through the use of the Gardner Denver Execution Excellence process (“GDX”), the team was able to execute both commercially and operationally and proactively managed our cost base as market conditions remained challenged across the majority of our businesses.  The results are evident in our financials, as the Industrials, mid and downstream Energy and Medical businesses collectively grew 3% excluding FX and expanded Adjusted EBITDA margins by 80 basis points, with each business showing positive year over year margin expansion.  I am particularly pleased with the progress we have seen in the Industrials and Medical segments as both businesses finished the year at record Adjusted EBITDA margin.  In the upstream Energy business, the team took decisive action to right-size the cost structure of the business given known headwinds in the oil and gas markets, resulting in healthy Adjusted EBITDA margins that remain above the overall Energy segment average.  The mentality of focusing on those areas within our control was also visible in our cash generation as the teams continued to drive strong working capital performance, resulting in $300 million of free cash flow for the year and free cash flow conversion well in excess of 100%.”

“In the fourth quarter, our Industrials segment delivered flat revenue growth and saw orders decline by 3%, both FX-adjusted, against strong prior year comps.  From a regional perspective, both the Americas and Europe saw low single digit FX-adjusted revenue declines and APAC saw strong double digit growth driven primarily by growth in niche products and solid execution on custom projects.  Margins were a particular highlight as the segment delivered 23.7% Adjusted EBITDA margin, an improvement of 50 basis points from prior year and 150 basis points sequentially from the third quarter, driven by the benefits from the Innovate to Value initiative (“i2V”), the previously announced restructuring actions and ongoing productivity initiatives,” continued Reynal.

“Within our Energy segment, the upstream business performed above expectations, due to increased penetration of our newly introduced products and solutions, to limit sequential revenue declines to 21%.  The mid and downstream businesses experienced low double digit FX-adjusted revenue declines against strong prior year comps as market conditions were similar to what we saw in our Industrials segment.  In the Medical segment, solid performance across both gas and liquid pump markets led to flat FX-adjusted revenue growth, and 60 basis points of Adjusted EBITDA margin expansion against strong prior year comps of 19% revenue growth and 360 basis points of margin expansion,” stated Reynal.

Fourth quarter 2019 performance:

Industrials

-	Orders of $308 million, down 5% compared to the prior year, and down 3% excluding the impact of FX; on top of 4% growth in the prior year excluding the impact of FX
-	Revenues of $333 million, down 1% compared to the prior year, and flat excluding the impact of FX; on top of 11% growth in the prior year excluding the impact of FX
-	Segment Adjusted EBITDA of $79 million, up 1% from $78 million in the prior year
-	Segment Adjusted EBITDA margin of 23.7%, up 50 basis points from 23.2% in the prior year, driven by operational efficiencies, including i2V and targeted cost reductions

Energy

-	Orders of $172 million, down 36% compared to the prior year, and down 35% excluding the impact of FX
-	Upstream Energy orders of $79 million, down 52% compared to the prior year
-	Revenues of $206 million, down 33% compared to the prior year, and down 32% excluding the impact of FX
-	Upstream Energy revenues of $79 million, down 50% compared to the prior year
-	Segment Adjusted EBITDA of $53 million, down 44% from $95 million in the prior year
-	Segment Adjusted EBITDA margin of 26.0%, down 500 basis points from 31.0% in the prior year, driven by the expected declines in the upstream business

Medical

-	Orders of $64 million, down 3% compared to the prior year, and down 2% excluding the impact of FX

-	Revenues of $67 million, down 2% compared to the prior year, and flat excluding the impact of FX; on top of 19% growth in the prior year excluding the impact of FX
-	Segment Adjusted EBITDA of $21 million, flat to the prior year
-	Segment Adjusted EBITDA margin of 30.8%, up 60 basis points from 30.2% in the prior year, driven by operational efficiencies and targeted cost reductions

2020 Guidance and Outlook
“Looking ahead to 2020, we expect market conditions to remain largely in line with what we saw at the end of 2019,” stated Reynal.  “Given current forecasts for Industrial Production and other macro-economic factors, we expect our Industrial segment growth to be flat to down low single digits.  In addition, we expect upstream Energy to be down approximately 20% due to lower forecasted capital spending from our customers and decreased well completion activity.  The mid and downstream Energy and Medical businesses are expected to perform comparatively better.  As a result, we are expecting low single digit revenue declines across the total company with FX expected to be relatively flat to prior year levels.  We are introducing full year 2020 guidance for Adjusted EBITDA of $540 million to $570 million.  In addition, we expect free cash flow to be within a range of $280 million to $300 million and free cash flow to reported net income conversion in excess of 100%.  It is worth noting that this guidance for 2020 does not include any anticipated total year impact from the Coronavirus outbreak.  China is a relatively small percentage of our overall revenue base and while we do expect to see shipment deferrals in the first quarter, we currently expect that revenue to shift to the remainder of the year.  Most importantly, the safety and well-being of our employees remains our utmost concern and we will continue to monitor the situation in terms of any impact to our people, customers and supply chain.”

Conference Call

Gardner Denver will broadcast a conference call to discuss results for the fourth quarter of 2019 on Tuesday, February 18, 2020 at 8:00 a.m. Eastern time (7:00 a.m. Central time) through a live webcast.  This webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investors section on the Gardner Denver website at http://investors.gardnerdenver.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934.  These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the "Business Trends” and “2020 Guidance and Outlook" sections of this press release. You can identify these forward-looking statements by the use of words such as "outlook," “guidance,” "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words.  Such forward-looking statements are subject to various risks and uncertainties, including relating to the pending merger between Ingersoll-Rand plc’s (“Ingersoll-Rand”) Industrial segment (“Ingersoll Rand Industrial”) and Gardner Denver, including that conditions to such merger may not be satisfied, that such pending merger may require significant time and attention of Gardner Denver’s management, and that such pending merger may have a material adverse effect on Gardner Denver whether or not it is completed, macroeconomic factors beyond the Company’s control, risks of doing business outside the United States, the Company’s dependence on the level of activity in the energy industry, potential governmental regulations restricting the use of hydraulic fracturing, raw material costs and availability, the risk of a loss or reduction of business with key customers or consolidation or the vertical integration of the Company’s customer base, loss of or disruption in the Company’s distribution network, the risk that ongoing and expected restructuring plans may not be as effective as the Company anticipates, and the Company’s substantial indebtedness.  Additional factors that could cause Gardner Denver’s results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" in our most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the pending merger transaction between Gardner Denver and Ingersoll Rand Industrial U.S. Holdco, Inc. (“Ingersoll Rand Industrial”), Gardner Denver and Ingersoll Rand Industrial have filed registration statements with the SEC registering shares of Gardner Denver common stock and Ingersoll Rand Industrial common stock in connection with the proposed transaction. Gardner Denver has also filed a proxy statement, which has been sent to the Gardner Denver shareholders in connection with their vote required in connection with the proposed transaction. Ingersoll-Rand shareholders are urged to read the prospectus and/or information statement that will be included in the registration statements and any other relevant documents when they become available, and Gardner Denver stockholders are urged to read the proxy statement and any other relevant documents when they become available, because they contain important information about Gardner Denver, Ingersoll Rand Industrial and the proposed transaction. The proxy statement, prospectus and/or information statement, and other documents relating to the proposed transactions (when they become available) can be obtained free of charge from the SEC’s website at www.sec.gov. The proxy statement, prospectus and/or information statement and other documents (when they are available) are also available free of charge on Ingersoll-Rand’s website at http://ir.ingersollrand.com or on Gardner Denver’s website at https://investors.gardnerdenver.com. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Gardner Denver in connection with the proposed transaction is set forth in the proxy statement/prospectus filed with the SEC.

NO OFFER OR SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This press release is not a solicitation of a proxy from any security holder of Gardner Denver. However, Ingersoll-Rand, Gardner Denver and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Gardner Denver in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Ingersoll-Rand may be found in its Annual Report on Form 10-K filed with the SEC on February 12, 2019 and its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders filed with the SEC on April 23, 2019. Information about the directors and executive officers of Gardner Denver may be found in its Annual Report on Form 10-K filed with the SEC on February 27, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting of Stockholders filed with the SEC on March 26, 2019.

About Gardner Denver

Gardner Denver (NYSE: GDI) is a leading global provider of mission-critical flow control and compression equipment and associated aftermarket parts, consumables and services, which it sells across multiple attractive end-markets within the industrial, energy and medical industries.  Its broad and complete range of compressor, pump, vacuum and blower products and services, along with its application expertise and over 155 years of engineering heritage, allows Gardner Denver to provide differentiated product and service offerings for its customers' specific uses.  Gardner Denver supports its customers through its global geographic footprint of 38 key manufacturing facilities, more than 30 complementary service and repair centers across six continents, and approximately 6,600 employees world-wide.

Gardner Denver uses its website www.gardnerdenver.com as a channel of distribution of Company information. Financial and other important information regarding the Company is routinely accessible through and posted on its website.  Accordingly, investors should monitor Gardner Denver’s website, in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts.  In addition, you may automatically receive e-mail alerts and other information about Gardner Denver when you enroll your e-mail address by visiting the “Email Alerts” section of Gardner Denver’s website at
http://investors.gardnerdenver.com.

Contact

Gardner Denver Holdings, Inc.
Investor Relations Contact
Vikram Kini
(414) 212-4753
vikram.kini@gardnerdenver.com

Non-U.S. GAAP Measures of Financial Performance

In addition to consolidated GAAP financial measures, Gardner Denver reviews various non-GAAP financial measures, including “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Diluted EPS,” “Free Cash Flow” and “Free Cash Flow conversion.”

Gardner Denver believes Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS are helpful supplemental measures to assist management and investors in evaluating the Company’s operating results as they exclude certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of Gardner Denver’s business.  Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items.  Adjusted Net Income is defined as net income including interest, depreciation and amortization of non-acquisition related intangible assets and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions.  Gardner Denver believes that the adjustments applied in presenting Adjusted EBITDA and Adjusted Net Income are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that the Company does not expect to continue at the same level in the future.  Adjusted Diluted EPS is defined as Adjusted Net Income divided by Adjusted Diluted Average Shares Outstanding.

Gardner Denver uses Free Cash Flow and Free Cash Flow conversion to review the liquidity of its operations.  Gardner Denver measures Free Cash Flow as cash flows from operating activities less capital expenditures and Free Cash Flow conversion as Free Cash Flow divided by net income.  Gardner Denver believes Free Cash Flow and Free Cash Flow conversion are useful supplemental financial measures for management and investors in assessing the Company’s ability to pursue business opportunities and investments and to service its debt.  Free Cash Flow and Free Cash Flow conversion are not measures of our liquidity under GAAP and should not be considered as alternatives to cash flows from operating activities.

Management and Gardner Denver’s board of directors regularly use these measures as tools in evaluating the Company’s operating and financial performance and in establishing discretionary annual compensation.  Such measures are provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measures under GAAP.  In addition, Gardner Denver believes that Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and Free Cash Flow conversion are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and Free Cash Flow conversion when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity.

Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and Free Cash Flow conversion should not be considered as alternatives to net income, diluted earnings per share or any other performance measure derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and Free Cash Flow conversion have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing Gardner Denver’s results as reported under GAAP.

Reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow to their most comparable U.S. GAAP financial metrics for historical periods are presented in the tables below.

Reconciliations of non-GAAP measures related to full year 2020 guidance have not been provided due to the unreasonable efforts it would take to provide such reconciliations due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for acquisitions related expenses, restructuring and other business transformation costs, gains or losses on foreign currency exchange and the timing and magnitude of other amounts in the reconciliation of historic numbers. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

 GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	For the Three Month period ended December 31,		For the Year Ended December 31,

	2019	2018	2019	2018

Revenues	$605.8	$712.7	$2,451.9	$2,689.8
Cost of sales	380.5	443.8	1,540.2	1,677.3
Gross Profit	225.3	268.9	911.7	1,012.5
Selling and administrative expenses	113.4	104.2	436.4	434.6
Amortization of intangible assets	31.6	32.4	124.3	125.8
Other operating expense (income), net	32.7	(1.8)	75.7	9.1
Operating Income	47.6	134.1	275.3	443.0
Interest expense	20.9	23.1	88.9	99.6
Loss on extinguishment of debt	-	-	0.2	1.1
Other income, net	(1.6)	(0.4)	(4.7)	(7.2)
Income Before Income Taxes	28.3	111.4	190.9	349.5
Provision for income taxes	2.5	16.9	31.8	80.1
Net Income	$25.8	$94.5	$159.1	$269.4
Basic earnings per share	$0.13	$0.47	$0.78	$1.34
Diluted earnings per share	$0.12	$0.45	$0.76	$1.29

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share amounts)
(Unaudited)

	December 31, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$505.5	$221.2
Accounts receivable, net of allowance for doubtful accounts of $18.4 and $17.4, respectively	459.1	525.4
Inventories	502.5	523.9
Other current assets	76.8	60.7
Total current assets	1,543.9	1,331.2
Property, plant and equipment, net of accumulated depreciation
of $298.4 and $250.0, respectively	326.6	356.6
Goodwill	1,287.7	1,289.5
Other intangible assets, net	1,255.0	1,368.4
Deferred tax assets	3.0	1.3
Other assets	212.2	140.1
Total assets	$4,628.4	$4,487.1
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$7.6	$7.9
Accounts payable	322.9	340.0
Accrued liabilities	244.1	248.5
Total current liabilities	574.6	596.4
Long-term debt, less current maturities	1,603.8	1,664.2
Pensions and other postretirement benefits	99.7	94.8
Deferred income taxes	251.0	265.5
Other liabilities	229.4	190.2
Total liabilities	2,758.5	2,811.1
Stockholders' equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 206,767,529 and 201,051,291 shares issued at December 31, 2019 and December 31, 2018, respectively	2.1	2.0
Capital in excess of par value	2,302.0	2,282.7
Accumulated deficit	(141.4)	(308.7)
Accumulated other comprehensive loss	(256.0)	(247.0)
Treasury stock at cost; 1,701,785 and 2,881,436 shares at December 31, 2019 and 2018, respectively	(36.8)	(53.0)
Total stockholders' equity	1,869.9	1,676.0
Total liabilities and stockholders' equity	$4,628.4	$4,487.1

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Cash Flows From Operating Activities:
Net income	$159.1	$269.4
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	124.3	125.8
Depreciation in cost of sales	44.3	44.8
Depreciation in selling and administrative expenses	9.5	9.8
Non-cash restructuring charges	3.3	-
Stock-based compensation expense	19.2	2.8
Foreign currency transaction losses (gains), net	8.1	(1.9)
Net loss (gain) on asset disposition	0.8	(1.1)
Loss on extinguishment of debt	0.2	1.1
Non-cash change in LIFO reserve	0.2	0.2
Deferred income taxes	(21.3)	4.0
Changes in assets and liabilities
Receivables	54.7	13.2
Inventories	18.7	(13.0)
Accounts payable	(9.2)	69.6
Accrued liabilities	(26.1)	(38.9)
Other assets and liabilities, net	(42.5)	(41.3)
Net cash provided by operating activities	343.3	444.5
Cash Flows From Investing Activities:
Capital expenditures	(43.2)	(52.2)
Net cash paid in business combinations	(12.0)	(186.3)
Disposals of property, plant and equipment	0.9	3.5
Net cash used in investing activities	(54.3)	(235.0)
Cash Flows From Financing Activities:
Principal payments on long-term debt	(32.8)	(337.6)
Purchases of treasury stock	(18.6)	(40.7)
Proceeds from stock option exercises	42.7	6.8
Payments of contingent consideration	(2.3)	(1.4)
Payments of debt issuance costs	(0.5)	-
Other	-	(0.1)
Net cash used in financing activities	(11.5)	(373.0)
Effect of exchange rate changes on cash and cash equivalents	6.8	(8.6)
Increase (decrease) in cash and cash equivalents	284.3	(172.1)
Cash and cash equivalents, beginning of year	221.2	393.3
Cash and cash equivalents, end of year	$505.5	$221.2

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND EARNINGS PER SHARE TO ADJUSTED NET INCOME AND
ADJUSTED EARNINGS PER SHARE
(Dollars in millions, except per share amounts)
(Unaudited)

	For the Three Month Period Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net Income	$25.8	$94.5	$159.1	$269.4
Basic Earnings Per Share (As Reported)	$0.13	$0.47	$0.78	$1.34
Diluted Earnings Per Share (As Reported)	$0.12	$0.45	$0.76	$1.29
Plus:
Provision for income taxes	2.5	16.9	31.8	80.1
Amortization of acquisition related intangible assets	28.0	29.1	112.5	111.9
Restructuring and related business transformation costs	9.6	13.6	25.6	38.8
Acquisition related expenses and non-cash charges	20.0	3.6	54.6	16.7
Environmental remediation loss reserve	-	-	0.1	-
Expenses related to public stock offerings	-	0.7	-	2.9
Establish public company financial reporting compliance	-	1.1	0.6	4.3
Stock-based compensation	6.2	(5.3)	23.1	(2.3)
Loss on extinguishment of debt	-	-	0.2	1.1
Foreign currency transaction losses (gains), net	5.0	(1.3)	8.1	(1.9)
Shareholder litigation settlement recoveries	-	(5.0)	(6.0)	(9.5)
Other adjustments	(0.2)	2.2	0.6	2.2
Minus:
Income tax provision, as adjusted	20.1	31.2	77.9	119.0
Adjusted Net Income	$76.8	$118.9	$332.4	$394.7
Adjusted Basic Earnings Per Share	$0.38	$0.59	$1.63	$1.96
Adjusted Diluted Earnings Per Share[1]	$0.37	$0.57	$1.59	$1.89

Average shares outstanding:
Basic, as reported	204.8	201.1	203.5	201.6
Diluted, as reported	209.4	207.7	208.9	209.1
Adjusted diluted[1]	209.4	207.7	208.9	209.1

1 Adjusted diluted share count and adjusted diluted earnings per share include incremental dilutive shares, using the treasury stock method, which are added to average shares outstanding.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME AND
CASH FLOWS - OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in millions)
(Unaudited)

	For the Three Month Period Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net Income	$25.8	$94.5	$159.1	$269.4
Plus:
Interest expense	20.9	23.1	88.9	99.6
Provision for income taxes	2.5	16.9	31.8	80.1
Depreciation expense	13.5	13.3	53.8	54.6
Amortization expense	31.6	32.4	124.3	125.8
Restructuring and related business transformation costs	9.6	13.6	25.6	38.8
Acquisition related expenses and non-cash charges	20.0	3.6	54.6	16.7
Environmental remediation loss reserve	-	-	0.1	-
Expenses related to public stock offerings	-	0.7	-	2.9
Establish public company financial reporting compliance	-	1.1	0.6	4.3
Stock-based compensation	6.2	(5.3)	23.1	(2.3)
Loss on extinguishment of debt	-	-	0.2	1.1
Foreign currency transaction losses (gains), net	5.0	(1.3)	8.1	(1.9)
Shareholder litigation settlement recoveries	-	(5.0)	(6.0)	(9.5)
Other adjustments	(0.2)	2.2	0.6	2.2
Adjusted EBITDA	$134.9	$189.8	$564.8	$681.8
Minus:
Interest expense	20.9	23.1	88.9	99.6
Income tax provision, as adjusted	20.1	31.2	77.9	119.0
Depreciation expense	13.5	13.3	53.8	54.6
Amortization of non-acquisition related intangible assets	3.6	3.3	11.8	13.9
Adjusted Net Income	$76.8	$118.9	$332.4	$394.7
Free Cash Flow
Cash flows - operating activities	99.0	146.2	343.3	444.5
Minus:
Capital expenditures	9.4	20.1	43.2	52.2
Free Cash Flow	$89.6	$126.1	$300.1	$392.3

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO INCOME BEFORE INCOME TAXES
  (Dollars in millions)
(Unaudited)

	For the Three Month Period Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018

Revenue
Industrials	$333.1	$337.6	$1,301.3	$1,303.3
Energy	205.8	307.0	870.2	1,121.1
Medical	66.9	68.1	280.4	265.4
Total Revenue	$605.8	$712.7	$2,451.9	$2,689.8
Segment Adjusted EBITDA
Industrials	$78.8	$78.2	$296.6	$288.2
Energy	53.5	95.3	225.1	337.8
Medical	20.6	20.6	84.4	75.0
Total Segment Adjusted EBITDA	$152.9	$194.1	$606.1	$701.0
Less items to reconcile Segment Adjusted EBITDA to Income Before Income Taxes:
Corporate expenses not allocated to segments	$18.0	$4.3	$41.3	$19.2
Interest expense	20.9	23.1	88.9	99.6
Depreciation and amortization expense	45.1	45.7	178.1	180.4
Restructuring and related business transformation costs	9.6	13.6	25.6	38.8
Acquisition related expenses and non-cash charges	20.0	3.6	54.6	16.7
Environmental remediation loss reserve	-	-	0.1	-
Expenses related to public stock offerings	-	0.7	-	2.9
Establish public company financial reporting compliance	-	1.1	0.6	4.3
Stock-based compensation	6.2	(5.3)	23.1	(2.3)
Loss on extinguishment of debt	-	-	0.2	1.1
Foreign currency transaction losses (gains), net	5.0	(1.3)	8.1	(1.9)
Shareholder litigation settlement recoveries	-	(5.0)	(6.0)	(9.5)
Other adjustments	(0.2)	2.2	0.6	2.2
Income Before Income Taxes	$28.3	$111.4	$190.9	$349.5

Gardner Denver
Fourth Quarter 2019 Earnings Conference Call
February 18, 2020 at 8:00 AM Eastern

CORPORATE PARTICIPANTS
Vikram Kini - Investor Relations
Vicente Reynal - Chief Executive Officer
Emily A. Weaver - Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to the Gardner Denver Fourth Quarter 2019 Earnings Conference Call.

All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero. After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Vik Kini, Investor Relations Leader. Please go ahead.

Vikram Kini
Thank you and welcome to the Gardner Denver 2019 Fourth Quarter Earnings Call.

I’m Vik Kini, Gardner Denver’s Investor Relations Leader, and with me today are Vicente Reynal, Chief Executive Officer, and Emily Weaver, Chief Financial Officer.

Our earnings release, which was issued yesterday, and a supplemental presentation, which will be referenced during the call, are both available on the Investor Relations section of our website, gardnerdenver.com. In addition, a replay of this morning’s conference call will be available later today. The replay number, as well as access code can be found on Slide 2 of the presentation.

Before we get started, I would like to remind everyone that certain statements on this call are forward-looking in nature and are subject to the risks and uncertainties discussed in our previous SEC filings which you should read in conjunction with the information provided on this call. For more details on these risks, please refer to Gardner Denver’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, which are available on our website at GardnerDenver.com.

Additional disclosure regarding forward-looking statements is included on Slide 3 of the presentation.

In addition, in today’s remarks we’ll refer to certain non-GAAP financial measures. You can find a reconciliation of these measures to the most comparable measure calculated and presented in accordance with GAAP in our slide presentation and in our earnings release which are both available on the Investor Relations section of our website.

Turning to Slide 4, on today’s call we will review our fourth quarter and total year highlights, as well as an update on the pending transaction with Ingersoll Rand, and introduce 2020 guidance. We will conclude today’s call with a Q&A session. As a reminder, we would ask that each caller keep to one question and one follow-up to allow for enough time for other participants.

At this time, I will now turn it over to Vicente Reynal, Chief Executive Officer.

Vicente Reynal
Thanks, Vik, and good morning to everyone.

Turning to Slide 5, let me start with a brief overview of the fourth quarter. Overall, the fourth quarter was a good example of the team’s ability to use the Gardner Denver execution excellence process, or GDX, to remain nimble in the face of a soft economic environment. As expected, entering the quarter, core industrial markets continued to show signs of slowdown and the upstream energy market continued to face similar headwinds as we have seen in prior quarters. However, the team utilized the GDX process to drive quick actions that resulted in solid commercial and operational execution with strong margin expansion in our non-Upstream Energy businesses and healthy free cash flow generation.

Let me provide a bit more color on the financial highlights in the fourth quarter. From a total Company perspective, FX adjusted revenue and orders declines of 14% and 16% (phon) respectively were heavily impacted by the known softness in the Upstream Energy business, where both revenue and orders were down approximately 50% due to the known oversupply in the market and limited activity in the later end of the year. Despite these headwinds, the Upstream Team executed on several targeted customer wins due to new product introductions, limiting the sequential revenue decline to only 21%, which was better than our expectations coming into the quarter.

The remainder of our businesses, including Industrials, Mid- and Downstream Energy, and Medical, saw a collective FX adjusted revenue decline of 3% and orders decline of 4% given the softer macroeconomic environment as well as meaningful prior-year comps.

The Company delivered adjusted diluted earnings per share of $0.37 and Adjusted EBITDA of $135 million with an overall margin of 22.3%. Overall margins were impacted by the expected declines in Upstream revenue, as well as increased corporate costs in the quarter driven by growth investments and incentive compensation payout related to better-than-anticipated business performance.

We were also very pleased with the performance of the Industrials, Medical, and Mid- and Downstream businesses which collectively expanded Adjusted EBITDA margin by 50 basis points despite the top line headwinds. The margin improvement was driven by initiatives such as i2V and proactive cost measures that the team has implemented, including the restructuring actions that we announced in Q3.

From a balance sheet perspective, free cash flow in the quarter was $90 million. Free cash flow conversion to reported net income was 347% as the teams continued the make strong progress on working capital, including reducing inventory by $37 million within the quarter. While total Company operating working capital as a percentage of revenue finished slightly higher than prior year at 24.6%, this increase was due entirely to the Upstream Energy business which has a meaningful opportunity as we look ahead. The remainder of the businesses finished the year collectively at 19.5%, 170 basis point improvement versus prior year. This marks the first time we’ve seen this metric below 20%.

The strong cash performance led to net debt leverage of 2 times at the end of the year, an improvement of 0.1 times as compared to prior year.

Moving to Slide 6, as I reflect on the total year, 2019 was a solid year that showed the resilience of the business model and the team’s ability to drive results in the face of changing market conditions. The bridge in the page starts with Industrials, Mid- and Downstream Energy, and Medical businesses, which collectively deliver 3% FX adjusted growth and Adjusted EBITDA margins of 24.2%, which was 80 basis points up versus prior year. This is a very strong performance in the face of challenging macroeconomic conditions with flow through to EBITDA in excess of 50%, due in large part to the continued execution of GDX that the team is driving. Upstream Energy did face a challenging year, but I’m pleased with the steps the team has taken to proactively right-size the cost structure and limit the decremental (phon) margins in the second half of the year. While FX and other investments did prove to be headwinds on a year-over-year basis, they were largely in line with anticipated levels from the beginning of the year.

Turning to Slide 7, I would like to spend a few moments discussing the progress we’re making on the pending R&D with the Ingersoll Rand Industrial segment. As you probably saw a few weeks ago, we received unconditional clearance from the European Commission for the transaction. This was a major milestone as it marked the final regulatory clearance needed for approval of the deal. Since that time, we have continued to make strong progress as we launch the financing for the deal in late January and completed that on February 7 with fully committed Term Loan B structure.

In addition, Ingersoll Rand completed their shareholder vote on February 4 with all proposals being approved and Gardner Denver shareholder vote is now scheduled for February 21. We do not anticipate any issues with the final legal requirements required to close the deal, and I’m very excited to announce that the merger should be completed on February 29. This marks an exciting time for the new Company and I’m very much looking forward to the bright future ahead for the new Ingersoll Rand.

Moving to Slide 8, I want to spend a moment reflecting on our four-point strategy, as  this will serve as the basis for how we operate the new Company. I’ve said it many times that talent is at the center of everything we do, and having announced a new team is core to our strategy. As you may have seen, we announced the Leadership Team for the new Ingersoll Rand back at December. I’m very excited by the talent from both Ingersoll Rand and Gardner Denver coming together as we have strong representation from both organizations that will help as we create a combined culture for the new Company. Everything starts with the people and I see this as a great way to infuse best practices from both organizations into our daily routines.

As part of our integration plan and efforts over the past few months, we are in the final stages of our detailed organizational design across the new Company and I’m looking forward to sharing this with the teams shortly after closing.

Another key facet of our strategy has been margin expansion. As we look ahead, a major component of the transaction is delivering our previously announced $250 million of cost synergy targets. We continue to have strong confidence in delivering this target. That confidence is driven by the integration planning efforts we’ve done over the past nine months, as well as the continued momentum we see at Gardner Denver, as shown by the 80 basis points of Adjusted EBITDA margin expansion we delivered in our non-Upstream businesses in 2019.

A key catalyst to that margin expansion, and one that we are excited to expand in the new Company, is the Innovative to Value process, or i2V. i2V continues to yield very strong results across the Gardner Denver businesses, including recent wins in redesigning products within our European Blower and Vacuum platform. As we think ahead, we will take these very same principles to the $3 billion-plus revenue segment at Ingersoll Rand Industrials where we expect to see similar momentum and opportunity in improving the products, while at the same time delivering margin benefits for the businesses.

Moving to Slide 9, I will provide more color on the operating performance of our segments. I will start with the Industrial segment, where, as expected, we saw growth slowed down from what we have seen in prior quarters, driven by the softening macroeconomic backdrop. The Industrial segment’s fourth quarter order intake was $308 million, down 3% versus prior year, excluding FX. Revenues in the quarter were $333 million, flat excluding FX. From a geographic perspective, revenue in the Americas declined 2% on an FX adjusted basis. We view this as an excellent performance when you take into account that the U.S. manufacturing activity in December was the lowest result in a decade according to ISM Index. In addition to this, we’re overcoming very strong comps from prior year where FX adjusted growth was 12%.

From an overall market perspective, we feel good about our relative position in the U.S. as third-party industry reports continue to show that we are outpacing the market in terms of units and dollars in both of the main compressor offerings of oil-lubricated, rotary (phon) screws, and reciprocating technologies.

In Europe, performance was very comparable to what we saw in the Americas with revenue down 2%, FX adjusted. Despite the continued tough macroeconomic environment, the majority of the European regions, including mainland Western Europe and India, saw relatively stable performance, including low single-digit growth in oil-lubricated compressors and continued momentum in niche products like blowers. Middle East and Africa collectively saw double-digit revenue decline, due in large part to the non-repeat of a large high-pressure compressor system that shipped in 2018. Asia-Pacific reported a double-digit revenue increase due to growth in niche products like oil-free compressors and transport equipment, as well as strong execution on few large custom projects.

As the market continues to see general softness in most major regions, we continue to advance our strategy of differentiated innovation complemented by the efforts of demand generation in order to drive outsized growth in niche verticals. One such case study is highlighted at the bottom of the slide where we have introduced the innovative Robox Screw Compressor to the marine industry for the application of air lubrication. Air lubrication is the process of infusing air bubbles beneath a ship’s hull to reduce friction between the hull and the water. This helps reduce resistance and the amount of energy needed to propel the ship, leading to 5% to 10% fuel savings and reduced CO2 emissions. Products like the Robox Compressor have led to outsized growth in the marine industry where we saw strong double-digit growth in 2019.

Moving to Adjusted EBITDA, Industrial delivered $79 million in the quarter, up 2% excluding FX. Fourth quarter Adjusted EBITDA margin was 23.7%, up 50 basis points versus prior year and up 150 basis point sequentially from Q3. The year-over-year margin increase was largely attributable to ongoing productivity initiatives, like i2V, as well as benefits from the restructuring actions that we completed in Q3.

The margin profile in Q4 marked the highest level we have ever seen in our Industrial segment and continues the momentum towards our mid-‘20s EBITDA margin target that we have previously stated.

Moving next to the Energy segment on Slide 10, the Energy segment’s fourth quarter order intake was $172 million, down 35%, excluding FX, driven largely by the expected declines in Upstream energy and, to a lesser degree, by high single-digit FX adjusted decline in the Mid- and Downstream businesses, as we continue to see an elongation in the project quote to order cycle.

Revenues in the quarter were $206 million, down 32% excluding FX. Book to bill in the fourth quarter was 0.83, which was relatively similar to what we saw in Q4 of 2018.

Addressing the components of Energy, let me start with Upstream. Orders and revenue both finished at $79 million, down 52% and 50% respectively, excluding FX. Both of these levels were above our initial expectations entering the quarter, as the team did a very nice job on executing commercially on newly introduced products and solutions that we’ve been speaking about over the past few quarters.

Digging a little deeper on orders and revenue, the results were in line with what we saw in Q3, as the composition was largely aftermarket centric with minimal orders from original (phon) equipment frac pumps. Given market capacity utilization and customers stacking and impairing horsepower, as well as spending less cap ex, it is not surprising for us to see relatively low levels of original equipment orders and shipments. We continue to be pleased with the momentum we’re seeing in consumables as customers continue to value the differentiation that our products provide, leading to consumables being down only mid-teens on a year-over-year perspective. In addition, pricing levels continue to remain relatively flat on a quarter-over-quarter basis.

From a margin perspective, despite the 50% revenue decline on a year-over-year basis, the upstream business was able to deliver 20% EBITDA margins, a healthy concentration of higher-margin aftermarket revenue, coupled with proactive restructuring efforts that the team took throughout the year limited decremental (phon) margins in the second half of the year to 45% as opposed to levels in excess of 50% when the business was ramping up.

As we look ahead, one of the exciting initiatives that the upstream team has been working on is diversifying the end-market base of its products away from upstream-oriented applications. You may have seen in the 8-K that we published back in December that we intend to call this business High-Pressure Solutions as part of the new Company. The name speaks to the highly differentiated product that we have developed and the ability to apply some of our legacy frac and drilling technology to industrial applications. Specifically, we’re entering horizontal directional drilling applications in the field like mining, wastewater, and utilities where Gardner Denver high-pressure pump technology provides a more efficient and reliable solution than legacy technologies. This is just one example where the team is entering new spaces that expand the total addressable market for the business.

On the mid- and downstream side, orders were collectively down 9% and revenue was down 13%, both excluding FX. Book to bill came in at 0.73 which was actually a bit higher than what we saw last year in the fourth quarter. As noted earlier, we continue to see a relatively healthy quotation funnel for larger projects, but customers are taking longer to convert those quotes to order. The good news is that the discussions with the customers continue to be very active, so we’re optimistic about seeing many of these orders convert and fill the funnel for 2020.

The Energy segment delivered Adjusted EBITDA of $53 million in the fourth quarter, which was down 43% to prior year, excluding FX. As a percentage of revenues, fourth quarter Adjusted EBITDA was 26%, down 500 basis points from prior year due to the decline in upstream energy with a slight offset from margin improvement in the mid- and downstream business.

Moving next to the Medical segment on Slide 11, order intake was $64 million, down 2%, excluding FX. The orders decline was due to the same dynamic referenced in Q3 where a customer is now ordering in smaller quarterly installments as opposed to the historical pattern of larger frame orders. Revenues in the quarter were $67 million, flat excluding FX, on top of very strong prior-year comps of 19% growth. Overall, book to bill was 0.95 which is comparable to prior-year fourth quarter. The business continued to see good momentum across both gas and liquid pump markets, with ongoing progress on new innovation. One such product is highlighted at the bottom of the slide.

Our compact and lightweight gas pumps are integral to the application of Negative Pressure Wound Therapy whereby a vacuum is drawn on a wound to help it heal faster. The solution delivers increased efficiency by minimizing size, sound, vibration, and energy consumption, and is an exciting win for the team as it is a growing end market in the medical space. Third-party reports indicate that Negative Pressure Wound Therapy is expected to grow at an 8% CAGR over the next four years. This is just another example on how our team continues to pivot to faster growing markets.

Medical Adjusted EBITDA performance for the quarter was $21 million, up 1% excluding FX. Margins were 30.8%, up 60 basis points versus prior year, and marked the sixth consecutive quarter of positive margin expansion as the teams continue to drive operational efficiency.

I will now turn over the call to Emily to walk us through the guidance for 2020.

Emily A. Weaver
Thanks, Vicente, and good morning to everyone on the call.

I’d like to start by saying that it’s been a pleasure to be part of the Gardner Denver team and I look forward to the bright future we have ahead for the new Ingersoll Rand team.

Let’s move to Slide 12 and review the guidance for 2020. We will start with our revenue growth expectations for the year. We expect total Gardner Denver revenue to be down low single digits on both an as reported and FX adjusted basis, as FX is expected to be relatively flat year-over-year. From a phasing perspective, we anticipate the first half of the year to be down high single digits, driven notably by the tough comps in both Upstream Energy as well as Industrials, where we delivered mid-single-digit growth in the first half of 2019. The second half of the year is expected to be comparatively better with growth of low- to mid-single digits.

As is typical for us, we are expecting Q1 to be comparatively lighter than the remaining quarters of 2020. This year will be a bit more exacerbated by the coronavirus. As such, we expect Q1 to deliver slightly less than 20% of full-year profitability. While China is a relatively small percentage of our overall revenue base, we’re expecting some shipment deferrals from the first quarter into Q2 and the balance of the year. As of right now it is important to note that our guidance does not include any total year impact.

Most importantly, we are very pleased to report that all of our employees are currently safe and their well-being remains our utmost concern. We will continue to monitor the situation daily as our employees, customers, and suppliers are allowed to get back to work.

Now moving to our segments, we expect Industrials revenue growth for the year to be flat to down low single digits. Given the slowdown we’ve seen in the general industrial market in the second half of 2019, we don’t expect that to change significantly as we enter 2020. The teams will continue to focus on operational efficiencies, such as i2V and cost control where we’re expecting to deliver positive margin expansion in 2020 despite the moderating top line.

In Medical, we expect low single digit growth for the total segment, as well as for both gas and liquid product within the portfolio.

Moving to the Energy segment, I’ll start with mid- and downstream Energy. As you know, these businesses play in similar end markets to our Industrials segment and the general macroeconomic softness we’re seeing there has a similar impact on these businesses. We continue to see a good funnel for projects. As previously mentioned, we expect to see several of those orders convert within the year, resulting in flat to low single digit growth for these businesses.

Moving to upstream, we don’t expect much change in the market as we move into 2020. Given the dynamics we’ve been discussing around oversupply and cannibalization of equipment, along with what customers have been communicating on capital spend expectations, we expect revenue to be down approximately 20% on a year-over-year basis. We expect declines to be higher in the first half of the year, driven mainly by the tough comps, and to moderate in the back half of the year. The teams will continue to manage the business as we did in the second half of 2019, with a focus on controlling costs, protecting margins, and rightsizing working capital, particularly inventory.

That said, we are currently taking a prudent view of 2020 demand levels in upstream energy, although we do see some signs of optimism as we look into the future. First, customers have impaired approximately $4 million of horsepower in Q4 with expectations of another $1 million to come in Q1. This helps normalize supply and demand which is needed in this market. Second, we continue to see cannibalization in the field of both pumps and fluid ends (phon). This is a trend that can’t go on indefinitely. Eventually this equipment will come back for service and repair or for replacement, and we are prepared to handle that demand. Third, our launch of new consumable offerings continues to see strong traction in the market and we’re strengthening our partnerships with key accounts. Finally, we’re excited about the prospects for new revenue streams by selling legacy frac and drilling technologies into industrial end markets that Vicente highlighted earlier.

Based on these revenue assumptions, we’re introducing 2020 Adjusted EBITDA guidance of $540 million to $570 million. This range includes slight increases in corporate costs of approximately $7 million on a year-over-year basis, driven by two main items. First, growth investments in key areas such as demand generation and IoT, which we continue to see as core strategies to deliver above-market growth; and, second, a slight increase in variable incentive compensation expense for 2020 as we reset to target levels this time each year. Including these items, we expect corporate costs to be approximately $12 million per quarter.

Turning to Slide 13, our expectation for capital expenditures is $45 million to $55 million, and we expect to generate $280 million to $300 million in free cash flow which is generally consistent with what we delivered in 2019. In addition, we expect free cash flow to reported net income to be in excess of 100%. Finally, we expect the tax rate to be between 22% and 23% and share count to be approximately 209 million shares. It’s worth noting that all of these estimates are for standalone Gardner Denver. Upon closure of the transaction, we will take the requisite time to combine the financials for the two organizations and, in due course, provide both pro forma historical financials for the new Company, as well as guidance.

I’ll now turn it back to Vicente for some closing remarks.

Vicente Reynal
Thank you, Emily.

As we look ahead, 2020 will continue to be challenging from a macroeconomic perspective, but I’m confident that the teams have the right toolkit with GDX to both navigate the environment can continue to deliver progress on our commercial and operational initiatives. We also are at the landmark moment for the Company as we prepare to merge with Ingersoll Rand Industrial segment and become the new Ingersoll Rand. The long-term prospects of the combined Company and the value creation opportunity both remain very positive and I’m very excited to lead the combined organization going forward.

With that, I’ll turn the call over to the Operator and open it up for Q&A.

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time we will pause momentarily to assemble our roster.

Our first question comes from Mike Halloran of Baird. Please go ahead.

Michael Halloran
Hey. Good morning, everyone.

Vincent:
Good morning, Mike.

Emily A. Weaver

Hey, Mike.

Michael Halloran
Can we just start with the guidance assumptions here, maybe some thoughts on what’s embedded from an underlying perspective by segment? In other words, is there fundamental improvement embedded in the outlook through the year? Obviously, Emily highlighted the 1Q impacts from the coronavirus, but, stripping that out, how do you think about what underlying demand looks like sequentially as you work through the year; any assumptions for improvement? Then anything else that could help us get comfortable with how that 1H/2H ramp looks?

Vicente Reynal
Yes. Mike, I’ll say that it is gradually improving in the second half, primarily as comps get easier. As we said on the remarks, the first half is expected to be down high single digits while the second half, positive low single to mid-single. The majority of this is really due to more difficult comps that we have here in the first half.

Michael Halloran
So, pretty normal sequentials, Vicente?

Vicente Reynal
Exactly. Yes. That’s right. Yes.

Michael Halloran
Then when you think—a separate question—then when you think about the underlying internal improvement, continue to do a lot of work there, positive work; maybe help provide some thoughts on what the major priorities on the legacy business are going into 2020 and what kind of impact do you think that can have on the EBITDA line?

Vicente Reynal
Yes. Mike, I think I’ll say, number one, as you saw, we—if I talk about Industrials as a great example, even on flat to low single digit growth, we still expect the business to generate positive basis point margin expansion. That’s just one example on how we’re having our teams put together a plan that puts a picture of no growth, but we still need to execute very thoughtfully the initiatives that we have been doing. For example, control the areas that are within our control. An example of that is i2V. Innovate to Value continues to be a great tool for us to deliver that gross margin expansion. We will continue to do a lot of activity that we have been doing on pricing, as that continues to be a great lever for us to strategically be more focused on price. Then more areas, such as working capital; I mean, inventory continues to be a big area for us for improvement to generate and unlock a lot of cash that we have in the business.

Michael Halloran
Thank you for the time. Appreciate it.

Vicente Reynal
Thank you, Mike.

Operator
Our next question comes from Jeff Sprague of Vertical Research Partners. Please go ahead.

Jeff Sprague
Thank you. Good morning, everyone.

Vicente Reynal
Good morning, Jeff.

Jeff Sprague
Morning. First, Emily, you said in due course, but can you give us a little bit of color on what your timing is like in terms of pro forma financials or kind of your initial NewCo guide?

Emily A. Weaver
Yes. Jeff, thanks for the question. No one is more excited to get this out than I am, but it will take us a little bit of time to get through the data that we’re going to get on day one coming up here in a few weeks or less. Once we get through that initial work, we’ll come back to you with some dates on when the pro formas and the guidance will come out so that you guys can plan the calendar.

Jeff Sprague
Great. Then, Vicente, I’m wondering just on the cost reductions which you affirmed today, if you could give us a little bit of color on how your visibility on that has evolved from the beginning of the process to here near the conclusion, and if there’s anything qualitative you might say about your confidence level or potential upside to that number.

Vicente Reynal
Yes. Jeff, I mean, obviously $250 million of synergies doesn’t include any revenue potential synergies that we may have, but the confidence has been growing because of all of the work that we have been doing here over the past nine months. As we talked about on the last call, we put an example on how we have now kind of analyzed the direct material spend from both companies through what we call a clean room environment. We’re even at this point right now reassessing one more time that data point so that we’re ready with these RFPs and RFQs for day one.

I’ll say the funnel has continued to grow internally. Clearly for us, in order to hit the $250 million of synergy we have a funnel that is larger than that in order to be able to execute that level of synergies. But the confidence level continues to grow, not only from what we talked about within the operational side but also the organizational structure.

Jeff Sprague
Great. Thank you.

Vicente Reynal
Thank you, Jeff.

Operator
Our next question comes from Julian Mitchell of Barclays. Please go ahead.

Alan
Hey, good morning everyone. This is Alan (phon) for Julian.

Vicente Reynal
Hi. Good morning.

Emily A. Weaver
Good morning.

Alan
Good morning. Digging deeper into kind of the upstream/midstream within Energy, can you talk a bit more about this project timing push out you guys are seeing. Is this a bit more transitory or do you think it has to do it maybe a softer end market as a whole?

Vicente Reynal
Yes. The project push out, it is mainly related to the mid- and downstream, and particularly more on the downstream side of the business. It is really transitory. I think there are some quote processes elongation that’s going on in this market, but nothing that gets us worried or concerned at this stage.

Alan
Got it. Then maybe within Industrial, looking at—it seems like you guys are basically guiding for a sequential softening into the first half. I know part of it is a tough comp, but is there any color you can provide on maybe which end markets you see as potentially firming up and which ones you see as only being a second half story?

Vicente Reynal
No. I think it’s consistent. I think we continue to be pretty excited with the work the teams are doing around niche markets. Again, there’s also a lot of good self-help initiatives on the commercial side with our demand-generation activities, but also new niche markets that we’re finding and penetrating. I’ll say we view the general industrial market is kind of tough while the niche end markets that we’re highly selective on are going to continue to do better.

Alan
Perfect. Thank you.

Vicente Reynal
Thank you.

Operator
Our next question comes from Andrew Kaplowitz of Citi. Please go ahead.

Binder
Hi. This is (Inaudible) Binder on for Andy. Good morning.

Vicente Reynal
Hey, good morning.

Emily A. Weaver

Hey.

Binder
Your upstream Energy guide for 2020 of down 20% is coming off a comp where there was already muted original equipment sales in 2019. With 85% of upstream Energy coming from aftermarket, can you parse out how much of the continued decline is coming from upstream aftermarket; and what sort of visibility do you have to the cannibalization of equipment going on in the fields reaching a potential inflection?

Vicente Reynal
Yes. I think one of the things that you’ll see here, kind of year-over-year we saw in the first half of 2019 some OE, Original Equipment, pumps. So we’re still kind of in the first half of 2020 comping some tough numbers based on that. If you were to think about it, we kind of take it for a more—the performance that we did in the fourth quarter that, basically, when you think about that sequentially, in the fourth quarter we saw roughly, call it, $10 million of OE pumps. What we’re saying is that coming into the first half, and most likely here in the first quarter, we’re not going to see any of that. It’s going to be a highly book in turn aftermarket business where, as you saw in the remarks, we continue to do well by penetrating new accounts and increasing the share of wallet in accounts that we know we can take some share.

Then the rest of the year, obviously very opaque; I mean, we don’t have a lot of visibility forward, and that’s why we kind of put here a forecast that in our view continues to be highly aftermarket centric because we expect that there will continue to be a lot of activity in the field. Like you said, there’s a lot of fleets that are getting impaired and parked, so we think long term the supply and demand of horsepower is going to get very well-balanced, so the prospects here continue to look positive for us.

Binder
Thank you. As a follow-up, the Medical segment was flat organically versus tough comp, about 19%. Looking back at 3Q, there was also a tough comp, about 19%. I’m just thinking about the sustainable growth rate for the segment going forward; is it more low single digits, similar to the guidance for 2020 or can it return to high single digits like in 2019?

Vicente Reynal
Yes. Our expectation is really more kind of mid to high single digits. The reason for why we’re saying low single digits is because if you think about the total general industrial market being down, I mean, there’s going to be potentially some effects that kind of take the medical market to be slightly down from mid-single to low single. But, again, as you pointed out, if you look at the historical numbers for this business, in ‘18 they did low double digit, in ‘19 high single digits. So, we think long term continues to be our expectation that this business, over the course, will be mid-single digits and here in 2020, similar to what we’ve done in other businesses, we told the team expect a slow growth environment and let’s focus on our margin expansion.

Binder
Thank you.

Operator
Our next question comes from Josh Pokrzyqinski of Morgan Stanley. Please go ahead.

Josh Pokrzyqinski
Hey. Good morning, everyone.

Vicente Reynal
Good morning, Josh.

Emily A. Weaver
Hey, Josh.

Josh Pokrzyqinski
Vicente, just starting off with obviously a weaker near-term environment from a market perspective than maybe what we would’ve anticipated six or 12 month ago at different points in the planning process for the integration, is there more of a mind of, I guess for lack of a better term, demand triage as the transaction closes that, as much as you want to get to the meat of some of the integration pieces, you want to get your arms around the demand curves as well; or is it really just focusing on the real core integration activities?

Vicente Reynal
Yes. Josh, I’ll say that even as we were—I think on our last earnings call we also talked about, which is around the budget timing for us—we said that we are planning to have a very slow growth to no growth environment and that we were going to be very focused on the activity that we could do into our control, and, as we look into our integration, that if we see the environment to be even worse than the slow to no growth, that we could find ways on accelerating synergy creation.

At the same time, I mean, we have the team very focused on the market. You can see that we continue to invest in demand generation and new technology platforms like IoT. We continue to view those as great ways for us to penetrate the market and take share, but we’ll continue to be very focused in areas of our control while we continue to find ways to invest in those very unique domain expertise that we have that we think are differentiated.

Josh Pokrzyqinski
Got it. That’s helpful. Then just thinking more broadly on the nature of the slowdown, maybe leaving upstream off to the side because it’s just a different animal these days, but is there evidence in the business of a coiled spring impact of effect with customers where they’re sitting on capital waiting to deploy, or does this just come across more as a soft landing, and then once we get through some of these exogenous shocks, whether it’s trade of coronavirus, we return back to more normalized growth? Just any sense as you talk to customers out there, thanks.

Vicente Reynal
Yes. I don’t think that there’s, as you describe it, that coil spring that we—we were not expecting that and I don’t think that is what we see out there in the market. I think the current situation in coronavirus is obviously creating some potentially delays in shipments and demand. However, we see also other customers investing, as some companies are re-looking at diversifying their supply chain again.

We’re not planning for acceleration of growth. We continue to view the market as being kind of slow to low growth, but we continue to see a pretty healthy funnel in the Downstream side for small and medium projects. I guess, all up, Josh, I’ll say no dramatic change, and here in the first quarter what we see is just a little bit more pronounced downturn just based on the coronavirus, but we expect that to be transitory and be able to recover here in the later part of the year.

Josh Pokrzyqinski
Okay. Thanks for the color and good luck on the approaching close.

Vicente Reynal
Okay. Thank you, Josh.

Emily A. Weaver
Thanks.

Operator
Again, if you would like to ask a question, please press star, then one. Our next question will come from Nicole Deblase of Deutsche Bank. Please go ahead.

Nicole Deblase
Yes. Thanks. Good morning.

Vicente Reynal
Hi, Nicole.

Emily A. Weaver
Hey, Nicole.

Nicole Deblase
Hi there. Just a quick clarification; when you guys talked about slightly less than 20% contribution in the first quarter, that was on Adjusted EBITDA, correct? Second question, if that’s the case, is just what level of revenue is that based on?

Vicente Reynal
Yes. On the first question, yes, you’re correct. On the second question, it’s on the base of roughly kind of low double digit growth on a year-over-year basis.

Nicole Deblase
Okay. Got it. Thanks, Vicente. That’s helpful. Then totally understand that your guidance isn’t baking in the impact of coronavirus, but maybe can you talk a little bit about that what you’re seeing on the ground in China. I think factories just kind of got back to work last week, so obviously a lot is in flux, but it would be helpful the hear what you’re hearing from your customers as well as the potential supply chain impact.

Vicente Reynal
Sure. Nicole, yes, so we obviously have launched a very rigorous progress where we stay in touch with all of our employees in China and lend a hand as much as we can. We also continue to do a lot of kind of donations to local communities based on our ability of what we can do.

Our kind of main factory, the one that we have in North China, it’s open. I’ll say maybe kind 80%-ish capacity as not all employees have been able to come back from the holidays. Our Medical facility, kind of about the same; I’ll say, running 80%, 90% capacity utilization at this point in time. The Medical is making pumps that get used and consumed for respiratory systems as well, so that’s obviously very critically needed in the current environment.

But from a supply chain perspective, we clearly see some disruption in the supply chain. Our team is then working extensively on how to diversify and find obviously other suppliers that could ramp up to the needs that we need to. I think the good news here is that when the tariffs were established, our team was already re-sourcing and refining new supply chain, so I think that’s actually quite helpful, that we have now second and third sources of supply base.

All up, I think the team is reacting very quickly, very agile, and trying to protect the customers that still need the product, and for us to be able to recover quickly.

Nicole Deblase
Thanks. That’s helpful.

Emily A. Weaver
Nicole, as I mentioned in the prepared remarks, we’re really pleased that our teams are safe and healthy right now. We’re paying close attention to that, of course, as well as the numbers.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to the Company for any closing remarks.

CONCLUSION

Vicente Reynal
Yes. First, I would like to thank our employees for the efforts and the great work that everyone continues to do, especially as we pivot to this great moment in our history of being able to combine two fantastic premier companies and then create the new Ingersoll Rand moving forward. We look forward to speaking to many of you here shortly and we’ll talk again soon. Thank you.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.